EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 333-96816, 333-41931, 333-84737, 333-83022, 333-105965 and 333-134055 on Form S-8 and Registration Statement Nos. 333-05261, 333-22209 and 333-46437 on Form S-4 of our report dated December 12, 2006, relating to the consolidated financial statements of Central Garden & Pet Company and management’s report on the effectiveness of internal control over financial reporting, which report expresses an unqualified opinion and includes an explanatory paragraph, appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the year ended September 30, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

December 12, 2006